Exhibit 21.1

Subsidiaries of Registrant

MVP Real Estate Holdings, LLC (Nevada)

MVP MS Cedar Park 2012, LLC (Nevada)

Wolfpack Properties, LLC (Nevada)

Building C, LLC (Nevada)

Building A, LLC (Nevada)

Devonshire, LLC (Nevada)

MVP MS Red Mountain 2013, LLC (Nevada)

SE Properties, LLC (Nevada)

ExecuSuites, LLC (Nevada)